Exhibit 99.7

ASSIGNMENT OF STOCK SEPARATE FROM CERTIFICATE
AND POWER OF ATTORNEY

This ASSIGNMENT OF STOCK SEPARATE FROM CERTIFICATE AND POWER OF ATTORNEY (this “Assignment”) is made and executed effective as of October 27, 2008 (the “Effective Date”), by SCOTT D. PETERS, an individual (“Assignor”), in favor of ANTHONY W. THOMPSON, an individual (“Assignee”).

1.               Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Assignor hereby transfers, conveys, grants and assigns to Assignee and Assignee’s successors and assigns forever, all right, title and interest in and to 528,000 shares of stock (the “Stock”) in Grub & Ellis Company (the “Company”) held in the name of Assignor and acquired from Assignee pursuant to that Letter Agreement by and between Assignor and Assignee dated December 6, 2007 (the “Letter Agreement”). As used herein, the “Stock” shall mean any and all equity ownership in the Company acquired by Assignor from Assignee pursuant to the Letter Agreement, including without limitation any other stock, property, distribution, claim, right, power, privilege or other benefit, of any kind whatsoever, derived from or related to the Company or any portion thereof, whether vested or unvested, contingent or fixed, legal or equitable, disputed or undisputed, liquidated or unliquidated, resulting from any stock divided stock split, recapitalization, combination, reclassification, or similar change in capital structure of the Company.

2.               Delivery of Stock Certificates. Assignor shall deliver to Assignee any original certificate(s) representing the Stock, duly transferred to Assignee (the “Stock Certificates”).

3.               Power of Attorney. Assignor hereby irrevocably appoints and constitutes Andrea D. Biller, Corporate Secretary of the Company, or any successor Secretary to the Company, as Assignor’s attorney-in-fact, with full power of substitution and re-substitution, to (a) make, execute and deliver the transfer or indorsement of the Stock Certificates to Assignee, and (b) to make, execute and deliver this Assignment on behalf of Assignor and to complete any provision of this Assignment to the extent that such provision remains blank or otherwise incomplete following such making, execution and delivery. Assignor and Assignee understand, acknowledge and agree that this appointment is coupled with an interest and may not be revoked by Assignor without the consent of the Assignee.

4.             Legal Opinion. Assignee shall provide any legal opinions required by the Company or its transfer agent in order to effect the transfer of the record ownership of the Stock to Assignee, free and clear of any transfer restrictions or legends thereon, including any legends under Rule l44. This provision does not prevent Assignee from seeking reimbursement from the Company or any other party aside from Assignor for any cost and expense Assignee incurs for the legal opinion.

5              Further Assurances. Assignor agrees to provide any and all further assurances; to take any and all further actions; and to execute, acknowledge, verify, certify, deliver, enter into file and/ or record any and all other agreements, contracts, amendments, assignments, instruments, statements, certificates and documents necessary or appropriate to perfect, confirm, consummate, close and effect the transactions contemplated by this Assignment.

6.             Governing Law. This Assignment and the respective rights, powers, privileges and authority and the respective duties, obligations and liabilities of the parties under this Assignment shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of California, without giving effect to any principle or doctrine regarding conflicts of laws.

7.             Authority. The individual executing this Assignment hereby represents and warrants to Assignee that such party has full power and authority to enter into this Assignment and that neither Assignor nor the Stock is subject to any restriction on transfer of the Stock to Assignee under any law, rule, regulation or policy, including without limitation any insider trading restrictions imposed by law or the Company.

8.             Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Assignor’s and Assignee’s respective successors and assigns.

9.             Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. Each signatory may affix his or her respective signatures to this Assignment in any manner so long as such signatory acknowledges such signature as his or her own. Executed signature pages from separate counterpart originals may be attached to a single counterpart copy. Facsimile signatures may be used in order to close the transactions contemplated hereby; provided, however, that original signatures will promptly follow (by FedEx, other overnight messenger or courier service) the delivery of such facsimile signatures.

IN WITNESS WHEREOF, Assignor has made, executed and delivered this Assignment as of the Effective Date hereof.

“Assignor”

/s/ Scott D. Peters
SCOTT D. PETERS, an individual

CERTIFICATE OF ACKNOWLEDGEMENT OF NOTARY PUBLIC

State of Arizona

County of Maricopa

On October 31, 2008, before me, Paul Dicerbo, Notary Public, personally appeared SCOTT D. PETERS, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

(Notary Seal and/or Stamp Below)

/s/ Paul Dicerbo
Signature of Notary Public

Paul Dicerbo
Printed Name of Notary Public